Exhibit 14.1
February 2007
CODE OF BUSINESS CONDUCT AND ETHICS
MARTHA STEWART LIVING OMNIMEDIA, INC.
Introduction
This Code of Business Conduct and Ethics (the “Code”) for Martha Stewart Living Omnimedia, Inc. (“MSO”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all MSO directors, officers and employees. All of our directors, officers and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The standards in this Code may be further explained or implemented through policy memoranda, including those relating to specific areas of our business. This Code and related memoranda and manuals are available on our INET, as well as in our Human Resources and Legal Departments.
If an applicable law conflicts with a policy in this Code, you must comply with the law; however, if a local or foreign custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.
Those who violate the standards in this Code will be subject to disciplinary action. If you are in or aware of a situation which you believe may violate or lead to a violation of this Code, please follow the guidelines described in Section 14 of this Code.
1. Compliance with Laws, Rules and Regulations
Obeying the law, both in letter and in spirit, is the foundation on which MSO’s ethical standards are built. It is MSO’s policy to be a good “corporate citizen”. All employees, officers and directors must respect and obey the laws of the cities, states and countries in which we operate. Reasons such as “everyone does it” are unacceptable excuses for violating the Code’s requirement to obey the law.
Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers, the Legal Department or other appropriate personnel. Any suspected or actual violation of any applicable law, rule or regulation or our contractual undertakings should be reported immediately to your immediate supervisor or the MSO Legal Department.
From time to time, MSO holds information and training sessions to promote compliance with laws, rules and regulations.

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2. Conflicts of Interest
a. General Principles
A “conflict of interest” exists when a person’s personal or private interest interferes in any way with the interests of MSO as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work for MSO objectively and effectively. It is critical that we avoid such conflicts, including situations that create the appearance of a conflict. The perception of a conflict, whether or not true, can be damaging.
There are many areas that give rise to potential conflicts. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in MSO. Issues related to the receipt of gifts are covered in the House Rules and Etiquette policy which can be accessed on MSO’s INET and which is also incorporated by reference herein, and issues related to doing business with related parties is discussed immediately below.
It is almost always a conflict of interest for an MSO employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except when acting on MSO’s behalf. It may also be inappropriate to invest in companies with which we do business. Our insider trading policy and other guidelines are addressed in this document, too.
Conflicts of interest are prohibited as a matter of MSO policy, except under guidelines approved by the Board of Directors or the MSO Legal Department. Conflicts of interest may not always be clear, so if you have a question, you should consult with higher levels of management, the Human Resources Department or the Legal Department.
b. Doing Business with Related Parties
Employees, officers and directors may not, without the prior approval of the General Counsel, conduct business on behalf of the Company with a member of their immediate family. This prohibition includes doing business with any business organization in which MSO personnel, or any immediate family member of MSO personnel, has a direct or indirect financial interest.
A person would be considered a member of your “immediate family” if that person is your child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) who shares your household.
For example, without prior disclosure to and permission from the General Counsel, you cannot hire or influence another MSO employee to hire a company to provide services for MSO if a member of your immediate family owns part of that company.

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The rule is easy. If you or a member of your immediate family will receive personal benefit from a transaction, you MUST report it to the General Counsel for prior approval.
Press here to certify that you have read, understand and agree with the conflict of interest rules stated above. [Insert certification box here]
Please provide details below of any relationships known to you that would constitute a “related party” relationship as defined above, indicating the parties and the nature of the relationship between them and MSO.
[Insert dialog box or response space here]
3. Insider Trading
Employees, officers and directors who, as a result of their relationship with MSO, are in possession of material, non-public information about any publicly traded corporation, including MSO, may not engage in transactions in the securities of such corporations and should not share such information with anyone who might engage in such transactions. To do so is not only unethical but also illegal and could expose you to civil and criminal penalties.
Please read and familiarize yourself with the “Martha Stewart Living Omnimedia, Inc. Policy on Securities Law Compliance”, which already has been distributed to you. The policy can also be accessed on MSO’s INET. If you should have further questions in this area, please consult the MSO Legal Department.
4. Corporate Opportunities
Employees, officers and directors are prohibited from taking for their personal use opportunities (e.g., potential business ventures) that are discovered through the fulfillment of their MSO responsibilities or the use of corporate property or information without the consent of the Board of Directors. No employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee, officer or director may compete with MSO directly or indirectly. Employees, officers and directors owe a duty to MSO to advance its legitimate interests when the opportunity to do so arises.
5. Competition and Fair Dealing
We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices.

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Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of, and deal fairly with, MSO’s customers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.
To maintain MSO’s valuable reputation, compliance with our quality processes and safety requirements is essential. In the context of ethics, quality requires that our products and services be designed and manufactured to meet our obligations to customers.
The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any MSO employee, family member of an employee or agent or director unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your immediate supervisor any gifts or proposed gifts which you believe may be inappropriate.
6. Discrimination and Harassment
The diversity of MSO’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. Please consult MSO’s written policies on “Equal Opportunity” and “Harassment” posted on our INET for a further explanation of MSO’s policies in this regard.
7. Health and Safety
MSO strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining such a workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.
Violence and threatening behavior are not permitted in MSO’s workplace. MSO has a longstanding policy against drug and alcohol abuse in the workplace. Without the permission of an MSO Executive, the distribution, use, or possession of alcoholic beverages on MSO property, including office parties and other celebrations, is strictly prohibited. All other controlled or illegal substances are prohibited at all times on MSO

February 2007
property, unless you have professional medical authorization. “Controlled or illegal substances” are those that are restricted or prohibited by law with respect to their distribution, use, or possession.
8. Record-Keeping and Disclosure Policies and Controls
MSO requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, employees are responsible for to properly documenting their vacation time using the MSO Vacation Tracker and on their weekly time cards. Also, many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the controller. Rules and guidelines are available from the Finance Department. It is the responsibility of every employee to make sure that every business record he or she deals with is accurate, complete and reliable.
The law requires that MSO’s accounting, financial and other systems provide accurate and timely reporting of transactions involving company assets, and our reputation depends upon our full and complete disclosure of important information about MSO that is used in the securities marketplace. All of MSO’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect MSO’s transactions without omission, concealment or falsification of information and must conform both to applicable legal requirements and to MSO’s system of internal controls. Our financial and non-financial disclosures and filings with the Securities and Exchange Commission and in other public communications made by MSO must be fair, accurate, timely and understandable. Employees who are involved in the disclosure process are responsible for maintaining familiarity with the disclosure requirements applicable to MSO.
Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and brought to the attention of MSO’s controller.
Business records and communications often become public and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to MSO’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the MSO Legal Department.
9. Confidentiality
Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by MSO or its customers, except when disclosure is authorized by the MSO Legal Department, required by laws or regulations or if ordinary and necessary in the course of carrying out your MSO responsibilities. Confidential

February 2007
information includes all non-public information that might be of use to competitors, or harmful to MSO or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.
10. Protection and Proper Use of MSO Assets
All employees, officers and directors should endeavor to protect MSO’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on MSO’s profitability. Any suspected incident of fraud or theft should be immediately reported to your immediate supervisor for investigation. MSO equipment should not be used for non-MSO business, though incidental personal use is sometimes permitted.
The obligation of MSO employees, officers and directors to protect MSO’s assets includes MSO’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate MSO policy. It could also be illegal and result in civil or even criminal penalties.
The MSO Legal Department can provide guidance to you in these areas.
11. Payments to Government Personnel
The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.
In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate MSO policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.
The MSO Legal Department can provide guidance to you in these areas.

February 2007
12. Waivers of the Code of Business Conduct and Ethics
Any waiver of this Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed as required by law or New York Stock Exchange regulation.
13. Reporting any Illegal or Unethical Behavior
Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and the best course of action in a particular situation. It is MSO’s policy not to allow retaliation for reports of misconduct by others made in good faith by employees. If you would prefer to make an anonymous report, the process for doing so is explained in the next section.
Employees are expected to cooperate in internal investigations of misconduct.
14. Compliance Procedures
We must all work to ensure prompt and consistent action in response to violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:
•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•	Seek help from MSO’s resources without fear of retaliation. In the rare case where it may not be appropriate to discuss an issue with your immediate supervisor, or where you do not feel comfortable approaching your immediate supervisor with your question, please discuss it with Human Resources or the General Counsel. MSO does not permit retaliation of any kind against employees for good faith reports of ethical violations.

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•	Ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

•	Report any conduct in the workplace that raises ethical or other concerns involving MSO, including any concerns about questionable accounting or auditing matters, anonymously and without fear of retaliation. If you know of any questionable accounting, auditing or other workplace matters involving MSO that raise ethical concerns, you may report such matters anonymously to the Chairperson of the Audit Committee of MSO’s Board of Directors by calling (877) 248-1211. This hotline accepts calls at any hour of any day, and is staffed by employees of an independent, external company that specializes in receiving and processing such reports. If you prefer to make an anonymous written report, please send your concerns to the attention of the Audit Committee Chairman, Martha Stewart Living Omnimedia, Inc. at the following address: Martha Stewart Living Omnimedia, Inc., c/o Alertline, PMB 3767, 13950 Ballantyne Corporate Place, Suite 300, Charlotte, NC 28277. If your situation requires that your identity be kept secret, you can request that the service representative protect your anonymity in filing a report. MSO does not permit retaliation of any kind against employees for good faith reports of questionable conduct (including questionable accounting or auditing matters) involving MSO.